EXHIBIT 99




For Immediate Release          Contact: Karen A. Warren (Investor Relations)
July 21, 2003                                                 401-727-5401
                                        Wayne S. Charness (News Media)
                                                               401-727-5983

     HASBRO REPORTS STRONG SECOND QUARTER RESULTS

Highlights:

- Net revenues up 7%, to $581.5 million compared to $546.0 million a year ago

- Net earnings of $11.4 million or $0.06 per diluted share, versus a net loss of $25.9 million, or ($.15) per diluted share in 2002

- International segment net revenues up 3% in local currency and 17% in U.S. dollars

- U. S. Toys segment net revenues up 4%, despite tough Star Wars comparisons

- Continued strong performances by core brands such as TRANSFORMERS and TRIVIAL PURSUIT and new, innovative products such as BEYBLADE and FURREAL FRIENDS


     Pawtucket, RI (July 21, 2003) - Hasbro, Inc. (NYSE: HAS) today reported strong second quarter results. Worldwide net revenues were $581.5 million, up 7% from $546.0 million a year ago. The net income for the quarter was $11.4 million, compared to a loss of $25.9 million last year, and the net income per diluted share was $0.06, compared to a loss of ($0.15) per diluted share in 2002. The 2002 results include a net, after-tax charge of $21.0 million, or $0.12 per diluted share, related to a decline in the value of the Company's investment in Infogrames Entertainment SA, as partially offset by interest income on a tax settlement from the Internal Revenue Service. The Company reported second quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $66.8 million for the quarter, compared to $29.4 million in 2002. The attached schedules provide a reconciliation of EBITDA to net income for the second quarter and year to date.

     For the first half, worldwide net revenues were $1.043 billion, compared to $998.3 million a year ago. Net income for the first half was $12.6 million or $0.07 per diluted share, compared to a loss of $42.9 million or ($0.25) per diluted share a year ago before the effect of an accounting change. First half EBITDA was $114.2 million, compared to $64.3 million last year.

       "I am pleased with our second quarter performance and our progress for the first half of the year," said Alfred J. Verrecchia, Hasbro's President and Chief Executive Officer. "We had good growth in many of our core brands, as well as in new products such as BEYBLADE and FURREAL FRIENDS. All of this increases my confidence in our ability to deliver on our plan for the year."

     "Our innovation is paying off as we create and enter new categories and segments in both toys and games, and reinvent existing brands. With new products running the gamut from BEYBLADE to the latest in TRANSFORMERS and VIDEO NOW -- a personal, disc based video player, we are successfully gaining shelf space and growing the top line," Verrecchia concluded.

     Revenues in the U.S. Toys segment increased in the quarter to $208.4 million, compared to $199.6 million a year ago. The segment reported operating profit of $12.9 million compared to $14.6 million last year. The expected revenue decline due to STAR WARS was offset by strength in BEYBLADE and sales of certain core product lines including TRANSFORMERS and PLAYSKOOL, as well as continuing strong sales of FURREAL FRIENDS.

     Revenues in the Games segment were $148.6 million for the quarter, compared to $152.0 million a year ago. Board game revenues remained strong, led by TRIVIAL PURSUIT 20TH ANNIVERSARY EDITION. Non-licensed trading card games were up, but licensed trading card games including POKEMON were down. The Games segment reported improved operating profit of $25.4 million compared to $22.4 million last year.

     International segment revenues were $203.8 million for the quarter, compared to $174.3 million a year ago. This increase of 17% includes the positive impact of foreign exchange of $23.6 million. Absent this impact, revenues increased 3% to $180.3 million. The segment experienced strength in BEYBLADE and sales of certain core product lines including MAGIC: THE GATHERING trading card games, TRANSFORMERS and PLAYSKOOL. The International segment operating loss declined to $4.8 million compared to a loss of $17.3 million a year ago.

     "We are pleased with the financial progress we have made this year and we remain on target with our cost cutting and debt reduction initiatives," said David Hargreaves, Hasbro's Chief Financial Officer.

     "Our second quarter revenue growth of 7% was a significant achievement given the difficult year-over-year comparison associated with the decline in revenues from major entertainment properties. In fact, the growth in our core brands and new products more than offset the anticipated -- and realized -- reduction in Star Wars revenue."

     "Looking forward, because of the challenging economic and retail environments and with approximately two-thirds of our business yet to ship, we have not significantly changed our expectations for the year," Hargreaves concluded.

     The Company will webcast its second quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the webcast microphone).

     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or the Company's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA. As required by SEC rules, we have provided a reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net income (loss) before cumulative effect of accounting change, excluding, interest expense, income taxes, depreciation and amortization. In order to fully assess the Company's financial operating results, management believes that EBITDA is an appropriate measure of evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net income or other measures of financial performance prepared in accordance with generally accepted accounting principles as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission. As used herein, "GAAP" refers to accounting principles generally accepted in the United States. This presentation also includes the Company's International segment net revenues excluding the impact of changes in exchange rates. Management believes that the presentation of International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor's understanding of the segment's underlying business performance absent exchange rate fluctuations which are beyond the Company's control.




                                     # # #
                               (Tables Attached)




                                 HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF OPERATIONS



(Thousands of Dollars and Shares Except Per Share Data)


                                    Quarter Ended         Six Months Ended
                                  ------------------    --------------------
                                  June 29,  June 30,     June 29,    June 30,
                                    2003      2002         2003       2002
                                  --------  --------    ---------  ---------
Net Revenues                     $ 581,469   545,990   $1,043,237    998,257
Cost of Sales                      230,807   196,165      403,044    362,579
                                  --------   -------    ---------  ---------
Gross Profit                       350,662   349,825      640,193    635,678
Amortization                        18,410    22,766       34,588     44,215
Royalties                           52,650    65,712       86,740    117,168
Research and Product Development    33,105    36,770       63,605     69,983
Advertising                         67,686    58,507      120,864    105,396
Selling, Distribution and
 Administration                    150,420   152,069      290,319    291,260
                                  --------   -------    ---------  ---------
Operating Profit                    28,391    14,001       44,347      7,656
Interest Expense                    11,974    18,317       26,996     37,859
Other (Income) Expense, Net            777    30,667           82     27,832
                                  --------   -------    ---------  ---------
Earnings (Loss) Before Income
 Taxes and Cumulative Effect of
 Accounting Change, Net of Tax      15,640   (34,983)      17,269    (58,035)
Income Taxes                         4,223    (9,095)       4,663    (15,089)
                                  --------   -------    ---------  ---------
Earnings (Loss) before
 Cumulative Effect of
 Accounting Change                  11,417   (25,888)      12,606    (42,946)
Cumulative Effect of Accounting
 Change, Net of Tax                    -         -            -     (245,732)
                                  --------   -------    ---------  ---------
Net Earnings (Loss)               $ 11,417  $(25,888)   $  12,606 $ (288,678)
                                  ========   =======    =========  =========

Per Common Share
  Earnings (Loss) before Cumulative
   Effect of Accounting Change
    Basic                        $    0.07  $  (0.15)   $    0.07 $    (0.25)
                                  ========   =======    =========  =========
    Diluted                      $    0.06  $  (0.15)   $    0.07 $    (0.25)
                                  ========   =======    =========  =========

  Cumulative Effect of Accounting
    Change, Net of Tax
    Basic and Diluted             $      -   $     -    $       - $    (1.42)
                                  ========   =======    =========  =========

Net Earnings (Loss)
    Basic                         $   0.07  $  (0.15)   $    0.07 $    (1.67)
                                   =======   =======    =========  =========
    Diluted                       $   0.06  $  (0.15)   $    0.07 $    (1.67)
                                   =======   =======    =========  =========


  Cash Dividends Declared         $   0.03   $  0.03    $    0.06  $    0.06
                                   =======   =======    =========  =========

Weighted Average Number of Shares
  Basic                            173,327   172,723      173,122    172,659
                                   =======   =======    =========  =========

  Diluted                          180,895   172,723      179,792    172,659
                                   =======   =======    =========  =========


                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                    June 29,         June 30,
                                                      2003            2002
                                                   ---------       ---------
                   Assets

  Cash and Cash Equivalents                       $  172,577      $   57,057
  Accounts Receivable, Net                           485,108         479,443
  Inventories                                        273,803         279,873
  Other Current Assets                               234,917         290,919
                                                   ---------       ---------
  Total Current Assets                             1,166,405       1,107,292
  Property, Plant and Equipment, Net                 211,960         228,588
  Other Assets                                     1,525,862       1,548,897
                                                   ---------       ---------
  Total Assets                                    $2,904,227      $2,884,777
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $   16,815      $   17,066
  Current Installments of Long-Term Debt               1,201         277,928
  Payables and Accrued Liabilities                   577,775         553,208
                                                   ---------       ---------
  Total Current Liabilities                          595,791         848,202
  Long-term Debt                                     861,280         846,361
  Deferred Liabilities                               137,294          98,185
                                                   ---------       ---------
  Total Liabilities                                1,594,365       1,792,748
  Total Shareholders' Equity                       1,309,862       1,092,029
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,904,227      $2,884,777
                                                   =========       =========



                                  HASBRO, INC.

                          SUPPLEMENTAL FINANCIAL DATA


                                Quarter Ended             Six Months Ended
                         -------------------------   -------------------------
                         June 29,  June 30,   %      June 29,  June 30,    %
                           2003      2002   Change     2003      2002    Change
(Thousands of Dollars)  --------  --------  ------    -------  -------   -----
U.S. Toys
---------
 External Revenues     $ 208,419   199,635     4%   $ 361,863  400,495   (10)%
 Operating Profit         12,946    14,556   (11)%     18,272   40,796   (55)%

Games
-----
 External Revenues       148,613   152,039    (2)%    260,823  244,888      7%
 Operating Profit         25,363    22,444    13%      43,372   19,943    117%

International
-------------
 External Revenues       203,849   174,260    17%     379,232  310,405     22%
 Operating Profit         (4,793)  (17,298)   72%     (10,768) (46,388)    77%


RECONCILIATION OF EBITDA

Net Earnings(Loss)      $ 11,417  $(25,888)          $ 12,606 (288,678)
Cumulative Effect of
  Accounting Change, Net
  of Tax                     -         -                  -   (245,732)
                         -------   -------           --------  --------
Earnings (Loss) before
 Cumulative Effect of
 Accounting Change       11,417    (25,888)            12,606  (42,946)
Interest Expense         11,974     18,317             26,996   37,859
Income Taxes              4,223     (9,095)             4,663  (15,089)
Depreciation             20,797     23,308             35,366   40,258
Amortization             18,410     22,766             34,588   44,215
                         ------    -------           --------  --------
EBITDA                 $ 66,821    $29,408          $ 114,219  $64,297
                        =======    =======           ========  ========